EXHIBIT 99.1

SMTC Appoints Ed Smith as Interim President and Chief Executive Officer

TORONTO, Feb. 02, 2017 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced the appointment of Ed Smith as its interim President and Chief Executive Officer effective February 17, 2017.  Mr. Smith will also be elected to the Board of Directors of the Company.  Mr. Smith will begin providing services to SMTC Corporation on February 6, 2017 and work alongside the outgoing President and Chief Executive Officer Sushil Dhiman during the transition period until February 17, 2017, at which time Mr. Smith will assume the role of Interim President and Chief Executive Officer.

Mr. Smith is a seasoned and successful executive with extensive experience in the electronic manufacturing services (EMS) industry and the electronic components distribution industry.  He most recently served as Senior Vice President of Global Embedded Solutions of Avnet Inc. and held various other positions with Avnet since 1994.  Mr. Smith also served, as President and Chief Executive Officer of SMTEK International Inc., from 2002 to 2004, a tier II manufacturer in the EMS industry, where he led the turnaround and eventual sale of the company.  Mr. Smith also has broad experience as a board director and currently serves as the Chairman of the Electronics Components Industry Association.

“The Board has been diligently working to hire an interim CEO since the announcement of Sushil’s departure on January 23.  We are fortunate to have an executive of Ed’s experience and background join SMTC as both as director and Interim CEO.  We believe his leadership will have a profound impact on the future and success of SMTC”, stated Board Chair Clarke Bailey.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (905) 413.1222
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (905) 413.1188
Email: publicrelations@smtc.com